Exhibit 5.1

ATER WYNNE LLP

1331 NW Lovejoy Street, Suite 900

Portland, OR 97209

(503) 226-1191 (phone)

(503) 226-0079 (fax)

January 11, 2010

Board of Directors

Planar Systems, Inc.

1195 N.W. Compton Drive

Beaverton, OR 97006

Ladies and Gentlemen:

In connection with the registration of 1,316,000 shares of common stock, no par value (the “Common Stock”), of Planar Systems, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on January 11, 2010, and the proposed offer and sale of the Common Stock pursuant to the terms of the Planar Systems, Inc. 2007 New Hire Incentive Plan and the Planar Systems, Inc. 2009 Incentive Plan (together, the “Plans”), we have examined such corporate records, certificates of public officials and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plans, when such shares have been delivered against payment therefor as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,

/s/ Ater Wynne

Ater Wynne LLP